Exhibit 99.4
EXPLANATORY NOTE
This Exhibit 99.4 contains certain retrospective revisions that have been made to the consolidated financial statements of Phillips Edison & Company, Inc. (the “Company”) that were previously contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2021 (the “Q1 2021 Form 10-Q”) to reflect a reverse stock split. The Company has updated and revised the financial statements and footnotes that were contained in the Q1 2021 Form 10-Q to reflect the retrospective effect of the reverse stock split.
Revisions to the Q1 2021 Form 10-Q included in this Exhibit 99.4 as noted above supersede the corresponding portions of the Q1 2021 Form 10-Q. All other information in the Q1 2021 Form 10-Q remains unchanged. This Exhibit 99.4 does not modify or update the disclosures therein in any way, nor does it reflect any subsequent information or events, other than as required to reflect the changes described above.

Exhibit 99.4
PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2021 AND DECEMBER 31, 2020
(Condensed and Unaudited)
(In thousands, except per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Investment in real estate:
Land and improvements	$1,549,667	$1,549,362
Building and improvements	3,205,125	3,237,986
In-place lease assets	440,009	441,683
Above-market lease assets	65,212	66,106
Total investment in real estate assets	5,260,013	5,295,137
Accumulated depreciation and amortization	(980,981)	(941,413)
Net investment in real estate assets	4,279,032	4,353,724
Investment in unconsolidated joint ventures	33,813	37,366
Total investment in real estate assets, net	4,312,845	4,391,090
Cash and cash equivalents	20,258	104,296
Restricted cash	41,995	27,641
Goodwill	29,066	29,066
Other assets, net	138,068	126,470
Real estate investment and other assets held for sale	24,369	—
Total assets	$4,566,601	$4,678,563

LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,276,972	$2,292,605
Below-market lease liabilities, net	97,865	101,746
Earn-out liability	38,000	22,000
Derivative liabilities	42,970	54,759
Deferred income	19,127	14,581
Accounts payable and other liabilities	80,152	176,943
Liabilities of real estate investment held for sale	2,109	—
Total liabilities	2,557,195	2,662,634
Commitments and contingencies (Note 8)	—	—
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and
outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 93,582 and 93,279
shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	2,807	2,798
Additional paid-in capital (“APIC”)	2,746,891	2,739,358
Accumulated other comprehensive loss (“AOCI”)	(41,695)	(52,306)
Accumulated deficit	(1,023,155)	(999,491)
Total stockholders’ equity	1,684,848	1,690,359
Noncontrolling interests	324,558	325,570
Total equity	2,009,406	2,015,929
Total liabilities and equity	$4,566,601	$4,678,563

See notes to consolidated financial statements.

Exhibit 99.4
PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Condensed and Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues:
Rental income	$127,623	$128,466
Fees and management income	2,286	2,165
Other property income	472	892
Total revenues	130,381	131,523
Operating Expenses:
Property operating	22,202	21,762
Real estate taxes	16,573	17,112
General and administrative	9,341	10,740
Depreciation and amortization	55,341	56,227
Impairment of real estate assets	5,000	—
Total operating expenses	108,457	105,841
Other:
Interest expense, net	(20,063)	(22,775)
Gain (loss) on disposal of property, net	13,841	(1,577)
Other (expense) income, net	(15,585)	9,869
Net income	117	11,199
Net income attributable to noncontrolling interests	(14)	(1,430)
Net income attributable to stockholders	$103	$9,769
Earnings per common share:
Net income per share attributable to stockholders - basic and diluted (Note 10)	$0.00	$0.10

Comprehensive income (loss):
Net income	$117	$11,199
Other comprehensive income (loss):
Change in unrealized value on interest rate swaps	12,120	(43,364)
Comprehensive income (loss)	12,237	(32,165)
Net income attributable to noncontrolling interests	(14)	(1,430)
Change in unrealized value on interest rate swaps attributable to noncontrolling interests	(1,509)	5,574
Comprehensive income (loss) attributable to stockholders	$10,714	$(28,021)

See notes to consolidated financial statements.

Exhibit 99.4
PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Condensed and Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31, 2021 and 2020
	Common Stock		APIC	AOCI	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
	Shares	Amount
Balance at January 1, 2020	96,349	$2,890	$2,779,130	$(20,762)	$(947,252)	$1,814,006	$354,788	$2,168,794
DRIP	479	14	15,926	—	—	15,940	—	15,940
Share repurchases	(96)	(3)	(2,697)	—	—	(2,700)	—	(2,700)
Change in unrealized value on interest rate swaps	—	—	—	(37,790)	—	(37,790)	(5,574)	(43,364)
Common distributions declared, $0.503 per share	—	—	—	—	(48,809)	(48,809)	—	(48,809)
Distributions to noncontrolling interests	—	—	—	—	—	—	(7,105)	(7,105)
Share-based compensation	34	1	140	—	—	141	(290)	(149)
Conversion of noncontrolling interests	39	1	1,304	—	—	1,305	(1,305)	—
Net income	—	—	—	—	9,769	9,769	1,430	11,199
Balance at March 31, 2020	96,805	$2,903	$2,793,803	$(58,552)	$(986,292)	$1,751,862	$341,944	$2,093,806

Balance at January 1, 2021	93,279	$2,798	$2,739,358	$(52,306)	$(999,491)	$1,690,359	$325,570	$2,015,929
DRIP	280	8	7,360	—	—	7,368	—	7,368
Share repurchases	(24)	—	(123)	—	—	(123)	—	(123)
Change in unrealized value on interest rate swaps	—	—	—	10,611	—	10,611	1,509	12,120
Common distributions declared, $0.255 per share	—	—	—	—	(23,767)	(23,767)	—	(23,767)
Distributions to noncontrolling interests	—	—	—	—	—	—	(3,319)	(3,319)
Share-based compensation	47	1	325	—	—	326	784	1,110
Other	—	—	(29)	—	—	(29)	—	(29)
Net income	—	—	—	—	103	103	14	117
Balance at March 31, 2021	93,582	$2,807	$2,746,891	$(41,695)	$(1,023,155)	$1,684,848	$324,558	$2,009,406

See notes to consolidated financial statements.

Exhibit 99.4
PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Condensed and Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$117	$11,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate assets	54,341	54,817
Impairment of real estate assets	5,000	—
Depreciation and amortization of corporate assets	1,000	1,410
Net amortization of above- and below-market leases	(838)	(788)
Amortization of deferred financing expenses	1,227	1,251
Amortization of debt and derivative adjustments	354	1,061
(Gain) loss on disposal of property, net	(13,841)	1,577
Change in fair value of earn-out liability	16,000	(10,000)
Straight-line rent	(1,424)	(2,288)
Share-based compensation	1,110	(149)
Return on investment in unconsolidated joint ventures	1,546	246
Other	(567)	707
Changes in operating assets and liabilities:
Other assets, net	(10,787)	(15,117)
Accounts payable and other liabilities	(4,487)	(8,313)
Net cash provided by operating activities	48,751	35,613
CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions	(39,850)	(4,319)
Capital expenditures	(13,537)	(15,965)
Proceeds from sale of real estate	58,356	17,447
Investment in third parties	(3,000)	—
Return of investment in unconsolidated joint ventures	2,721	424
Net cash provided by (used in) investing activities	4,690	(2,413)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	—	55,000
Payments on revolving credit facility	—	(21,000)
Payments on mortgages and loans payable	(16,505)	(32,657)
Distributions paid, net of DRIP	(24,296)	(32,792)
Distributions to noncontrolling interests	(4,530)	(7,108)
Repurchases of common stock	(77,765)	(5,176)
Other	(29)	—
Net cash used in financing activities	(123,125)	(43,733)
NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(69,684)	(10,533)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	131,937	95,108
End of period	$62,253	$84,575

RECONCILIATION TO CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$20,258	$36,532
Restricted cash	41,995	48,043
Cash, cash equivalents, and restricted cash at end of period	$62,253	$84,575

Exhibit 99.4
PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Condensed and Unaudited)
(In thousands)

	2021	2020
SUPPLEMENTAL CASH FLOW DISCLOSURE, INCLUDING NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid for interest	$18,891	$20,329
Right-of-use, (“ROU”), assets obtained in exchange for new lease liabilities	194	551
Accrued capital expenditures	3,442	3,392
Change in distributions payable	(7,897)	77
Change in distributions payable - noncontrolling interests	(1,211)	(3)
Change in accrued share repurchase obligation	(77,642)	(2,476)
Distributions reinvested	7,368	15,940

See notes to consolidated financial statements.

Exhibit 99.4
Phillips Edison & Company, Inc.
Notes to Consolidated Financial Statements
(Condensed and Unaudited)
March 31, 2021

1. ORGANIZATION
Phillips Edison & Company, Inc. (“we,” the “Company,” “PECO,” “our,” or “us”) was formed as a Maryland corporation in October 2009. Substantially all of our business is conducted through Phillips Edison Grocery Center Operating Partnership I, L.P., (the “Operating Partnership”), a Delaware limited partnership formed in December 2009. We are a limited partner of the Operating Partnership, and our wholly-owned subsidiary, Phillips Edison Grocery Center OP GP I LLC, is the sole general partner of the Operating Partnership.
We are a real estate investment trust (“REIT”) that invests primarily in well-occupied, grocery-anchored, neighborhood and community shopping centers that have a mix of creditworthy national, regional, and local retailers that sell necessity-based goods and services in strong demographic markets throughout the United States. In addition to managing our own shopping centers, our third-party investment management business provides comprehensive real estate and asset management services to two institutional joint ventures, in which we have a partial ownership interest, and one private fund (collectively, the “Managed Funds”) as of March 31, 2021.
As of March 31, 2021, we wholly-owned 278 real estate properties. Additionally, we owned a 20% equity interest in Necessity Retail Partners (“NRP”), a joint venture that owned two properties, and a 14% interest in Grocery Retail Partners I LLC (“GRP I”), a joint venture that owned 20 properties.
The consolidated financial statements and accompanying footnotes give effect to a one-for-three reverse stock split of the Company’s common stock, which took place on July 2, 2021. In addition, the consolidated financial statements and accompanying footnotes give effect to a corresponding reverse split of our Operating Partnership’s units, or “OP units”. As a result of the reverse stock and OP unit split, every three shares of our common stock and OP units have been automatically combined and converted into one issued and outstanding share of common stock or OP unit, as applicable, rounded to the nearest 1/100th share or OP unit. The reverse stock and OP unit splits impact all classes of common stock and OP units proportionately and resulted in no impact on any stockholder’s or limited partner’s percentage ownership of all issued and outstanding common stock or OP units. These transactions are collectively referred to as the “reverse stock split”.
All share and per share data included in these consolidated financial statements and accompanying footnotes give retroactive effect to the reverse stock split.
Additionally, we have effected a reclassification transaction by filing an amendment to our charter, which was previously approved by our stockholders, in which each issued and outstanding share of our common stock was changed into one share of our newly created class of Class B common stock. Our Class B common stock is identical to our common stock that will be offered in the pending offering, except that (i) we do not intend to list our Class B common stock on a national securities exchange in connection with the pending offering, and (ii) upon the six-month anniversary of the listing of our common stock for trading on a national securities exchange (or such earlier date or dates as may be approved by our Board in certain circumstances with respect to all or any portion of the outstanding shares of our Class B common stock), each share of our Class B common stock will automatically, and without any stockholder action, convert into one share of our listed common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Set forth below is a summary of the significant accounting estimates and policies that management believes are important to the preparation of our condensed consolidated interim financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by management. For example, significant estimates and assumptions have been made with respect to the useful lives of assets, remaining hold period of assets, recoverable amounts of receivables, and other fair value measurement assessments required for the preparation of the consolidated interim financial statements. As a result, these estimates are subject to a degree of uncertainty.
Beginning in 2020, the coronavirus (“COVID-19”) pandemic has caused significant disruption to our operations. All temporarily closed tenants have since been permitted to reopen. Some may be limiting the number of customers allowed in their stores, or have modified their operations in other ways that may impact their profitability, either as a result of government mandates or self-elected efforts to reduce the spread of COVID-19. These actions, as well as the continuing economic impacts of the COVID-19 pandemic, could result in increased permanent store closures. In addition to the permanent closures that have occurred in our portfolio, this could reduce the demand for leasing space in our shopping centers and result in a decline in occupancy and rental revenues in our real estate portfolio. Because of the adverse economic conditions that have occurred as a result of the impacts of the COVID-19 pandemic and the ongoing uncertainty related to the pandemic, it is possible that the estimates and assumptions that have been utilized in the preparation of the consolidated financial statements could change significantly. All of this activity impacts our estimates around the collectibility of revenue and valuation of real estate assets, goodwill and other intangible assets, and certain liabilities, among others.
There were no changes to our significant accounting policies during the three months ended March 31, 2021. For a full summary of our accounting policies, refer to our 2020 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2021.

Exhibit 99.4
Basis of Presentation and Principles of Consolidation—The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Readers of these financial statements should refer to our audited consolidated financial statements for the year ended December 31, 2020. In the opinion of management, all normal and recurring adjustments necessary for the fair presentation of the unaudited consolidated financial statements for the periods presented have been included herein. Our results of operations for the three months ended March 31, 2021 are not necessarily indicative of the operating results expected for the full year.
The accompanying consolidated financial statements include our accounts and those of our majority-owned subsidiaries. All intercompany balances and transactions are eliminated upon consolidation.
Certain amounts in prior periods have been reclassified to conform to current presentation.
Income Taxes—Our consolidated financial statements include the operations of wholly-owned subsidiaries that have jointly elected to be treated as Taxable REIT Subsidiaries and are subject to U.S. federal, state, and local income taxes at regular corporate tax rates. We recognized an insignificant amount of federal, state, and local income tax expense for the three months ended March 31, 2021 and 2020, and we retain a full valuation allowance for our deferred tax asset. All income tax amounts are included in Other (Expense) Income, Net on the consolidated statements of operations and comprehensive income (loss) (“consolidated statements of operations”).
Recently Issued Accounting Pronouncements—On January 7, 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-01 to amend the scope of the guidance in ASU 2020-04 on facilitation of the effects of reference rate reform on financial reporting. Specifically, the amendments in ASU 2021-01 clarify that certain optional expedients and exceptions in Accounting Standards Codification (“ASC”) Topic 848, Reference Rate Reform for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. We adopted ASU 2021-01 upon its issuance and the adoption of this standard did not have a material impact on our consolidated financial statements.
Reclassifications—The following line items on our consolidated statement of cash flows for the three months ended March 31, 2020 were reclassified to conform to current year presentation:
•Return on Investment in Unconsolidated Joint Ventures was listed on a separate line from Other Assets, Net; and
•Net Change in Credit Facility was separated into two lines, Proceeds from Revolving Credit Facility and Payments on Revolving Credit Facility.

Exhibit 99.4

3. LEASES
Lessor—The majority of our leases are largely similar in that the leased asset is retail space within our properties, and the lease agreements generally contain similar provisions and features, without substantial variations. All of our leases are currently classified as operating leases. Lease income related to our operating leases was as follows for the three months ended March 31, 2021 and 2020 (in thousands):

	March 31, 2021	March 31, 2020
Rental income related to fixed lease payments(1)	$94,966	$96,027
Rental income related to variable lease payments(1)	31,401	31,838
Straight-line rent amortization(2)	1,369	2,309
Amortization of lease assets	827	779
Lease buyout income	797	94
Adjustments for collectibility(2)(3)	(1,737)	(2,581)
Total rental income	$127,623	$128,466
(1)Includes rental income related to lease payments before assessing for collectibility.
(2)Includes revenue adjustments for non-creditworthy tenants.
(3)Contains general reserves; excludes reserves for straight-line rent amortization.
Approximate future fixed contractual lease payments to be received under non-cancelable operating leases in effect as of March 31, 2021, assuming no new or renegotiated leases or option extensions on lease agreements, and including the impact of rent abatements, payment plans, and tenants who have been moved to the cash basis of accounting for revenue recognition purposes are as follows (in thousands):

Year	Amount
Remaining 2021	$284,609
2022	351,031
2023	303,854
2024	248,929
2025	193,599
Thereafter	470,135
Total	$1,852,157
In response to the COVID-19 pandemic, we executed payment plans with our tenants. As of April 20, 2021, we have $5.2 million of outstanding payment plans with our tenants, and we had recorded rent abatements totaling approximately $4.4 million during 2021. These payment plans and rent abatements represented approximately 1.4% and 1.1% of our wholly-owned portfolio’s annualized base rent (“ABR”), respectively. As of April 20, 2021, approximately 85% of payments are scheduled to be received by December 31, 2021 for all executed payment plans, and the weighted-average remaining term over which we expect to receive payment on executed payment plans is approximately twelve months. For the three months ended March 31, 2021 and 2020, we had $4.8 million and $2.8 million, respectively, in unfavorable monthly revenue adjustments for tenants not considered creditworthy. These amounts include the estimated impact of tenants who have filed for bankruptcy. Revenue for tenants deemed non-creditworthy is only recorded as cash is received.
No single tenant comprised 10% or more of our aggregate ABR as of March 31, 2021. As of March 31, 2021, our wholly-owned real estate investments in Florida and California represented 12.4% and 10.4% of our ABR, respectively. As a result, the geographic concentration of our portfolio makes it particularly susceptible to adverse weather or economic events, including the impact of the COVID-19 pandemic, in the Florida and California real estate markets.
Lessee—Lease assets and liabilities, grouped by balance sheet line where they are recorded, consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

Balance Sheet Information	Balance Sheet Location	March 31, 2021	December 31, 2020
ROU assets, net - operating leases	Investment in Real Estate	$4,032	$3,867
ROU assets, net - operating and finance leases	Other Assets, Net	1,260	1,438
Operating lease liability	Accounts Payable and Other Liabilities	5,774	5,731
Finance lease liability	Debt Obligations, Net	91	164

Exhibit 99.4

4. REAL ESTATE ACTIVITY
Property Sales—The following table summarizes our real estate disposition activity (dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Number of properties sold	6	3
Number of outparcels sold(1)	1	—
Proceeds from sale of real estate	$58,356	$17,447
Gain (loss) on sale of properties, net(2)	14,355	(826)
(1)The outparcel sold in the first quarter of 2021 was the only remaining portion of one of our properties, and therefore the sale resulted in a reduction in our total property count.
(2)The gain (loss) on sale of properties, net does not include miscellaneous write-off activity, which is also recorded in Gain (Loss) on Disposal of Property, Net on the consolidated statements of operations.
Subsequent to March 31, 2021, we sold two properties for $20.2 million.
Acquisitions—The following table summarizes our real estate acquisition activity (dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Number of properties acquired	2	—
Number of outparcels acquired(1)	2	2
Total acquisition price	$39,850	$4,319
(1)Outparcels acquired are adjacent to shopping centers that we own.
The fair value and weighted-average useful life at acquisition for lease intangibles acquired are as follows (dollars in thousands, weighted-average useful life in years):

	Three Months Ended March 31, 2021
	Fair Value	Weighted-Average Useful Life
In-place leases	$4,155	7
Above-market leases	52	5
Below-market leases	(1,652)	6
Property Held for Sale—As of March 31, 2021, two properties were classified as held for sale. As of December 31, 2020, no properties were classified as held for sale. Properties classified as held for sale as of March 31, 2021 were under contract to sell, with no substantive contingencies, and the prospective buyers had significant funds at risk as of the reporting date. Subsequent to March 31, 2021, one of our held for sale properties was sold. A summary of assets and liabilities for the properties held for sale as of March 31, 2021 is below (in thousands):

March 31, 2021
ASSETS
Total investment in real estate assets, net	$23,852
Other assets, net	517
Total assets	$24,369
LIABILITIES
Below-market lease liabilities, net	$1,866
Accounts payable and other liabilities	243
Total liabilities	$2,109

Exhibit 99.4

5. OTHER ASSETS, NET
The following is a summary of Other Assets, Net outstanding as of March 31, 2021 and December 31, 2020, excluding amounts related to assets held for sale (in thousands):

	March 31, 2021	December 31, 2020
Other assets, net:
Deferred leasing commissions and costs	$42,946	$41,664
Deferred financing expenses(1)	13,971	13,971
Office equipment, ROU assets, and other	22,045	21,578
Corporate intangible assets	6,804	6,804
Total depreciable and amortizable assets	85,766	84,017
Accumulated depreciation and amortization	(47,819)	(45,975)
Net depreciable and amortizable assets	37,947	38,042
Accounts receivable, net(2)	47,659	46,893
Accounts receivable - affiliates	1,073	543
Deferred rent receivable, net(3)	33,257	32,298
Prepaid expenses and other	15,132	8,694
Investment in third parties	3,000	—
Total other assets, net	$138,068	$126,470
(1)Deferred financing expenses per the above table are related to our revolving line of credit and as such we have elected to classify them as an asset rather than as a contra-liability.
(2)Net of $7.2 million and $8.9 million of general reserves for uncollectible amounts as of March 31, 2021 and December 31, 2020, respectively. Receivables that were removed for tenants considered to be non-creditworthy were $19.6 million and $22.8 million as of March 31, 2021 and December 31, 2020, respectively.
(3)Net of $5.1 million and $4.4 million of adjustments as of March 31, 2021 and December 31, 2020, respectively, for straight-line rent removed for tenants considered to be non-creditworthy.

6. DEBT OBLIGATIONS
The following is a summary of the outstanding principal balances and interest rates, which include the effect of derivative financial instruments, for our debt obligations as of March 31, 2021 and December 31, 2020 (dollars in thousands):

	Interest Rate(1)	March 31, 2021	December 31, 2020
Revolving credit facility	LIBOR + 1.4%	$—	$—
Term loans(2)	1.4% - 4.6%	1,622,500	1,622,500
Secured loan facilities	3.4% - 3.5%	395,000	395,000
Mortgages	3.5% - 7.2%	273,590	290,022
Finance lease liability		91	164
Assumed market debt adjustments, net		(1,587)	(1,543)
Deferred financing expenses, net		(12,622)	(13,538)
Total		$2,276,972	$2,292,605

Weighted-average interest rate		3.0%	3.1%
(1)Interest rates are as of March 31, 2021.
(2)Our term loans carry an interest rate of LIBOR plus a spread. While most of the rates are fixed through the use of swaps, there is a portion of these loans that are not subject to a swap, and thus are still indexed to LIBOR.
In April 2021, we repaid $25.1 million in mortgage loans ahead of their scheduled maturities.

Exhibit 99.4
The allocation of total debt between fixed-rate and variable-rate as well as between secured and unsecured, excluding market debt adjustments and deferred financing expenses, net, and including the effects of derivative financial instruments (see Notes 7 and 12) as of March 31, 2021 and December 31, 2020, is summarized below (in thousands):

	March 31, 2021	December 31, 2020
As to interest rate:
Fixed-rate debt	$1,598,681	$1,727,186
Variable-rate debt	692,500	580,500
Total	$2,291,181	$2,307,686
As to collateralization:
Unsecured debt	$1,622,500	$1,622,500
Secured debt	668,681	685,186
Total	$2,291,181	$2,307,686

7. DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives—We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposure to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of our debt funding, and through the use of derivative financial instruments. Specifically, we enter into interest rate swaps to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and our known or expected cash payments principally related to our investments and borrowings.
Cash Flow Hedges of Interest Rate Risk—Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for our making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.
The changes in the fair value of derivatives designated, and that qualify, as cash flow hedges are recorded in AOCI and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the three months ended March 31, 2021 and 2020, such derivatives were used to hedge the variable cash flows associated with certain variable-rate debt. Amounts reported in AOCI related to these derivatives will be reclassified to Interest Expense, Net as interest payments are made on the variable-rate debt. During the next twelve months, we estimate that an additional $18.9 million will be reclassified from AOCI as an increase to Interest Expense, Net.
The following is a summary of our interest rate swaps that were designated as cash flow hedges of interest rate risk as of March 31, 2021 and December 31, 2020 (dollars in thousands):

	March 31, 2021	December 31, 2020
Count	5	6
Notional amount	$930,000	$1,042,000
Fixed LIBOR	1.3% - 2.9%	1.3% - 2.9%
Maturity date	2022 - 2025	2021 - 2025
We assumed five hedges with a notional amount of $570 million as a part of a merger. The fair value of the five hedges assumed was $14.7 million and is amortized over the remaining lives of the respective hedges and recorded in Interest Expense, Net in the consolidated statements of operations. The net unamortized amount remaining as of March 31, 2021 and December 31, 2020 was $4.7 million and $5.0 million, respectively.
The table below details the nature of the gain and loss recognized on interest rate derivatives designated as cash flow hedges in the consolidated statements of operations (in thousands):

	Three Months Ended March 31,
	2021	2020
Amount of gain (loss) recognized in Other Comprehensive Income (Loss)	$7,265	$(44,916)
Amount of loss reclassified from AOCI into interest expense	4,855	1,552
Credit-risk-related Contingent Features—We have agreements with our derivative counterparties that contain provisions where, if we default, or are capable of being declared in default, on any of our indebtedness, we could also be declared to be in default on our derivative obligations. As of March 31, 2021, the fair value of our derivatives in a net liability position, which included accrued interest but excluded any adjustment for nonperformance risk related to these agreements, was approximately $43.0 million. As of March 31, 2021, we had not posted any collateral related to these agreements and were not in breach of any agreement provisions. If we had breached any of these provisions, we could have been required to settle our obligations under the agreements at their termination value of $43.0 million.

Exhibit 99.4

8. COMMITMENTS AND CONTINGENCIES
Litigation—We are involved in various claims and litigation matters arising in the ordinary course of business, some of which involve claims for damages. Many of these matters are covered by insurance, although they may nevertheless be subject to deductibles or retentions. Although the ultimate liability for these matters cannot be determined, based upon information currently available, we believe the resolution of such claims and litigation will not have a material adverse effect on our consolidated financial statements.
Environmental Matters—In connection with the ownership and operation of real estate, we may potentially be liable for costs and damages related to environmental matters. In addition, we may own or acquire certain properties that are subject to environmental remediation. Depending on the nature of the environmental matter, the seller of the property, a tenant of the property, and/or another third party may be responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify us against future remediation costs. We also carry environmental liability insurance on our properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which we may be liable. We are not aware of any environmental matters which we believe are reasonably likely to have a material effect on our consolidated financial statements.
Captive Insurance—Our captive insurance company, Silver Rock Insurance, Inc. (“Silver Rock”) provides general liability insurance, wind, reinsurance, and other coverage to us and our related-party joint ventures. We capitalize Silver Rock in accordance with applicable regulatory requirements.
Silver Rock established annual premiums based on the past loss experience of the insured properties. An independent third party was engaged to perform an actuarial estimate of projected future claims, related deductibles, and projected future expenses necessary to fund associated risk management programs. Premiums paid to Silver Rock may be adjusted based on these estimates, and such premiums may be reimbursed by tenants pursuant to specific lease terms.
As of March 31, 2021, we had four letters of credit outstanding totaling approximately $8.0 million to provide security for our obligations under Silver Rock’s insurance and reinsurance contracts.

9. EQUITY
General—The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including one vote per nominee in the election of the Board. Our charter does not provide for cumulative voting in the election of directors.
On April 29, 2021, our board of directors (“Board”) increased the estimated value per share (“EVPS”) of our common stock to $31.65 based substantially on the estimated market value of our portfolio of real estate properties and our third-party investment management business as of March 31, 2021. We engaged a third-party valuation firm to provide a calculation of the range in EVPS of our common stock as of March 31, 2021, which reflected certain balance sheet assets and liabilities as of that date. Previously, our EVPS was $26.25, based substantially on the estimated market value of our portfolio of real estate properties and our third-party investment management business as of March 31, 2020.
Dividend Reinvestment Plan—The DRIP allows stockholders to invest distributions in additional shares of our common stock, subject to certain limits. Stockholders who elect to participate in the DRIP may choose to invest all or a portion of their cash distributions in shares of our common stock at a price equal to our most recent EVPS.
Stockholders who elect to participate in the DRIP, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions in cash.
The Third Amended and Restated Dividend Reinvestment Plan has been suspended, beginning with the distribution payable on April 1, 2021. Stockholders will receive their full monthly distribution of $0.08499999 per share in cash until further notice.
Distributions—Distributions paid to stockholders and Operating Partnership unit (“OP unit”) holders of record subsequent to March 31, 2021 were as follows (dollars in thousands, excluding per share amounts):

Month	Date of Record	Monthly Distribution Rate	Date Distribution Paid	Gross Amount of Distribution Paid	Net Cash Distribution
March	3/19/2021	$0.08499999	4/1/2021	$9,059	$9,059
April	4/19/2021	0.08499999	5/3/2021	9,059	9,059
On April 29, 2021, our Board authorized distributions for May 2021 to the stockholders of record at the close of business on May 17, 2021 equal to a monthly amount of $0.08499999 per share of common stock. OP unit holders will receive distributions at the same rate as common stockholders. We pay distributions to stockholders and OP unit holders based on monthly record dates, and we expect to pay the May 2021 distributions on June 1, 2021.
Share Repurchase Program (“SRP”)—The SRP provides an opportunity for stockholders to have shares of common stock repurchased, subject to certain restrictions and limitations. The Board reserves the right, in its sole discretion, at any time and from time to time, to reject any request for repurchase. The Fourth Amended and Restated Share Repurchase Program (the “Fourth Amended SRP”), which is currently limited to repurchases resulting from the death, qualifying disability, or the declaration of incompetence (“DDI”) of stockholders, has been suspended, and the March 31, 2021 repurchases related to stockholder DDI were not executed. The SRP for both standard and DDI requests will remain suspended until further notice.

Exhibit 99.4
Convertible Noncontrolling Interests—As of March 31, 2021 and December 31, 2020, we had approximately 13.4 million and 13.3 million outstanding OP units, respectively. Additionally, certain of our outstanding restricted share and performance share awards will result in the issuance of OP units upon vesting in future periods.
Under the terms of the Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), OP unit holders may elect to exchange their OP units. The Operating Partnership controls the form of the redemption, and may elect to exchange OP units either for shares of our common stock, provided that the OP units have been outstanding for at least one year, or for cash. As the form of redemption for OP units is within our control, the OP units outstanding as of March 31, 2021 and December 31, 2020 are classified as Noncontrolling Interests within permanent equity on our consolidated balance sheets.
During the three months ended March 31, 2020, approximately 39,300 OP units were converted into shares of our common stock at a 1:1 ratio. There were no OP units converted into shares of our common stock for the three months ended March 31, 2021. The $3.3 million and $7.1 million of distributions for the three months ended March 31, 2021 and 2020, respectively, that have been paid on OP units are included in Distributions to Noncontrolling Interests on the consolidated statements of equity.

10. EARNINGS PER SHARE
We use the two-class method of computing earnings per share (“EPS”), which is an earnings allocation formula that determines EPS for common stock and any participating securities according to dividends declared (whether paid or unpaid). Under the two-class method, basic EPS is computed by dividing Net Income Attributable to Stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur from share equivalent activity.
OP units held by limited partners other than us are considered to be participating securities because they contain non-forfeitable rights to dividends or dividend equivalents, and have the potential to be exchanged for an equal number of shares of our common stock in accordance with the terms of the Partnership Agreement.
The impact of these outstanding OP units on basic and diluted EPS has been calculated using the two-class method whereby earnings are allocated to the OP units based on dividends declared and the OP units’ participation rights in undistributed earnings. The effects of the two-class method on basic and diluted EPS were immaterial to the consolidated financial statements during the three months ended March 31, 2021 and 2020.
The following table provides a reconciliation of the numerator and denominator of the earnings per share calculations (in thousands, except per share amounts):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net income attributable to stockholders - basic	$103	$9,769
Net income attributable to convertible OP units(1)	14	1,430
Net income - diluted	$117	$11,199
Denominator:
Weighted-average shares - basic	93,490	96,652
OP units(1)	13,354	14,283
Dilutive restricted stock awards	151	141
Adjusted weighted-average shares - diluted	106,995	111,076
Earnings per common share:
Basic and diluted income per share	$0.00	$0.10
(1)OP units include units that are convertible into common stock or cash, at the Operating Partnership’s option. The Operating Partnership income or loss attributable to these OP units, which is included as a component of Net Income Attributable to Noncontrolling Interests on the consolidated statements of operations, has been added back in the numerator as these OP units were included in the denominator for all periods presented.

Exhibit 99.4

11. REVENUE RECOGNITION AND RELATED PARTY TRANSACTIONS
Revenue—We have entered into agreements with the Managed Funds related to certain advisory, management, and administrative services we provide to their real estate assets in exchange for fees and reimbursement of certain expenses. Summarized below are amounts included in Fees and Management Income. The revenue includes the fees and reimbursements earned by us from the Managed Funds, and other revenues that are not in the scope of ASC Topic 606, Revenue from Contracts with Customers, but that are included in this table for the purpose of disclosing all related party revenues (in thousands):

	Three Months Ended March 31,
	2021	2020
Recurring fees(1)	$1,125	$1,216
Transactional revenue and reimbursements(2)	468	430
Insurance premiums(3)	693	519
Total fees and management income	$2,286	$2,165
(1)Recurring fees include asset management fees and property management fees.
(2)Transactional revenue includes items such as leasing commissions, construction management fees, and acquisition fees.
(3)Insurance premium income includes amounts for reinsurance from third parties not affiliated with us.
Other Related Party Matters—We are the limited guarantor for up to $190 million, capped at $50 million in most instances, of debt for our NRP joint venture. As of March 31, 2021, the outstanding loan balance related to our NRP joint venture was $32.1 million. As of March 31, 2021, we were also the limited guarantor of a $175 million mortgage loan for GRP I. Our guaranty in both cases is limited to being the non-recourse carveout guarantor and the environmental indemnitor. Further, in both cases, we are also party to an agreement with our joint venture partners in which any potential liability under such guarantees will be apportioned between us and our applicable joint venture partner based on our respective ownership percentages in the applicable joint venture. We have no liability recorded on our consolidated balance sheets for either guaranty as of March 31, 2021 and December 31, 2020.

12. FAIR VALUE MEASUREMENTS
The following describes the methods we use to estimate the fair value of our financial and nonfinancial assets and liabilities:
Cash and Cash Equivalents, Restricted Cash, Accounts Receivable, and Accounts Payable—We consider the carrying values of these financial instruments to approximate fair value because of the short period of time between origination of the instruments and their expected realization.
Real Estate Investments—The purchase prices of the investment properties, including related lease intangible assets and liabilities, were allocated at estimated fair value based on Level 3 inputs, such as discount rates, capitalization rates, comparable sales, replacement costs, income and expense growth rates, and current market rents and allowances as determined by management.
Debt Obligations—We estimate the fair value of our debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments of comparable maturities by our lenders using Level 3 inputs. The discount rates used approximate current lending rates for loans or groups of loans with similar maturities and credit quality, assuming the debt is outstanding through maturity and considering the debt’s collateral (if applicable). We have utilized market information, as available, or present value techniques to estimate the amounts required to be disclosed.
The following is a summary of borrowings as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021		December 31, 2020
	Recorded Principal Balance(1)	Fair Value	Recorded Principal Balance(1)	Fair Value
Term loans	$1,611,119	$1,621,987	$1,610,204	$1,621,902
Secured portfolio loan facilities	391,251	391,391	391,131	404,715
Mortgages(2)	274,602	282,497	291,270	303,647
Total	$2,276,972	$2,295,875	$2,292,605	$2,330,264
(1)Recorded principal balances include net deferred financing expenses of $12.6 million and $13.5 million as of March 31, 2021 and December 31, 2020, respectively. Recorded principal balances also include assumed market debt adjustments of $1.6 million and $1.5 million as of March 31, 2021 and December 31, 2020, respectively. We have recorded deferred financing expenses related to our revolving credit facility, which are not included in these balances, in Other Assets, Net on our consolidated balance sheets.
(2)Our finance lease liability is included in the mortgages line item, as presented.

Exhibit 99.4
Recurring and Nonrecurring Fair Value Measurements—Our earn-out liability and interest rate swaps are measured and recognized at fair value on a recurring basis, while certain real estate assets and liabilities are measured and recognized at fair value as needed. Fair value measurements that occurred as of and during the three months ended March 31, 2021 and the year ended December 31, 2020, were as follows (in thousands):

	March 31, 2021			December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Recurring
Derivative liabilities(1)	$—	$(42,970)	$—	$—	$(54,759)	$—
Earn-out liability	—	—	(38,000)	—	—	(22,000)
Nonrecurring
Impaired real estate assets, net(2)	—	7,150	—	—	19,350	—
Impaired corporate ROU asset, net	—	—	—	—	537	—
(1)We record derivative liabilities in Derivative Liabilities on our consolidated balance sheets.
(2)The carrying value of impaired real estate assets may have subsequently increased or decreased after the measurement date due to capital improvements, depreciation, or sale.
Derivative Instruments—As of March 31, 2021 and December 31, 2020, we had interest rate swaps that fixed LIBOR on portions of our unsecured term loan facilities.
All interest rate swap agreements are measured at fair value on a recurring basis. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
To comply with the provisions of ASC Topic 820, Fair Value Measurement, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although we determined that the significant inputs used to value our derivatives fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our counterparties and our own credit risk utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, as of March 31, 2021 and December 31, 2020, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Earn-out—As part of our acquisition of Phillips Edison Limited Partnership (“PELP”) in 2017, an earn-out structure was established which gave PELP the opportunity to earn additional OP units based upon the potential achievement of certain performance targets subsequent to the acquisition. After the expiration of certain provisions in 2019, PELP is now eligible to earn up to 1.7 million OP units based on the timing and valuation of a liquidity event for PECO. The liquidity event can occur no later than December 31, 2021 for the maximum shares to be awarded, but can occur as late as December 31, 2023.
We estimate the fair value of this liability on a quarterly basis using the Monte Carlo method. This method requires us to make assumptions about future dividend yields, volatility, and timing and pricing of liquidity events, which are unobservable and are considered Level 3 inputs in the fair value hierarchy. A change in these inputs to a different amount might result in a significantly higher or lower fair value measurement at the reporting date. In calculating the fair value of this liability as of March 31, 2021, we have determined that the most likely range of potential outcomes includes a possibility of 0.3 million additional OP units issued as well as up to a maximum of 1.7 million units being issued.
We recorded expense of $16.0 million and income of $10.0 million, respectively, for the three months ended March 31, 2021 and March 31, 2020 related to changes in the fair value of the earn-out liability. The increase in the fair value of the liability during the three months ended March 31, 2021 was attributable to an increase in the EVPS of our common stock (as compared with a decrease in EVPS in the comparable prior year period), as described in Note 9, as well as improved market conditions in the first quarter of 2021. The change in fair value for both periods has been recognized in Other (Expense) Income, Net in the consolidated statements of operations.
Real Estate Asset Impairment—Our real estate assets are measured and recognized at fair value, less costs to sell for held-for-sale properties, on a nonrecurring basis dependent upon when we determine an impairment has occurred. During the three months ended March 31, 2021, we impaired an asset that was under contract at a disposition price that was less than carrying value, or that had other operational impairment indicators. The valuation technique used for the fair value of all impaired real estate assets was the expected net sales proceeds, which we consider to be a Level 2 input in the fair value hierarchy. There were no impairment charges recorded during the three months ended March 31, 2020.
On a quarterly basis, we employ a multi-step approach to assess our real estate assets for possible impairment and record any impairment charges identified. The first step is the identification of potential triggering events, such as significant decreases in occupancy or the presence of large dark or vacant spaces. If we observe any of these indicators for a shopping center, we

Exhibit 99.4
then perform an additional screen test consisting of a years-to-recover analysis to determine if we will recover the net carrying value of the property over its remaining economic life based upon net operating income (“NOI”) as forecasted for the current year. In the event that the results of this first step indicate a triggering event for a center, we proceed to the second step, utilizing an undiscounted cash flow model for the center to identify potential impairment. If the undiscounted cash flows are less than the net book value of the center as of the balance sheet date, we proceed to the third step. In performing the third step, we utilize market data such as capitalization rates and sales price per square foot on comparable recent real estate transactions to estimate fair value of the real estate assets. We also utilize expected net sales proceeds to estimate the fair value of any centers that are actively being marketed for sale. If the estimated fair value of the property is less than the recorded net book value at the balance sheet date, we record an impairment charge.
In addition to these procedures, we also review undeveloped or unimproved land parcels that we own for evidence of impairment and record any impairment charges as necessary. Primary impairment triggers for these land parcels are changes to our plans or intentions with regards to such properties, or planned dispositions at prices that are less than the current carrying values.
Our quarterly impairment procedures have not been altered by the COVID-19 pandemic, as we believe key impairment indicators such as temporary store closings and large dark or vacant spaces will continue to be identified in our review. We have utilized forecasts that incorporate estimated decreases in NOI and cash flows as a result of the COVID-19 pandemic in performing our review procedures for the three months ended March 31, 2021 and 2020. However, it is possible that we could experience unanticipated changes in assumptions that are employed in our impairment review which could impact our cash flows and fair value conclusions. Such unanticipated changes relative to our expectations may include but are not limited to: increases or decreases in the duration or permanence of tenant closures, increases or decreases in collectibility reserves and write-offs, additional capital required to fill vacancies, extended lease-up periods, future closings of large tenants, changes in macroeconomic assumptions such as rate of inflation and capitalization rates, and changes to the estimated timing of disposition of the properties under review.
We recorded the following expense upon impairment of real estate assets (in thousands):

	Three Months Ended March 31,
	2021	2020
Impairment of real estate assets	$5,000	$—

13. SUBSEQUENT EVENTS
In preparing the condensed and unaudited consolidated financial statements, we have evaluated subsequent events through May 4, 2021, the date the financial statements were originally issued and filed with the SEC. Based on this evaluation, we have determined that there were no events that have occurred that require recognition or disclosure, other than certain events and transactions that have been disclosed elsewhere in these consolidated financial statements.